EXHIBIT 10.1

TERMINATION OF EXCLUSIVE LICENSE AGREEMENT

This Termination of Exclusive License Agreement, effective November 9, 2020 (the “Termination Effective Date”) is entered into by and among CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”), SYNTHETIC BIOLOGICS, INC., a Nevada corporation (“SYN”) and SYNTHETIC BIOMICS, INC., a Nevada corporation (“Licensee”).

Reference made is to that certain Exclusive License Agreement, effective December 5, 2013, by and among CSMC, SYN and Licensee, as amended on December 5, 2013, August 11, 2014, September 4, 2015, and February 16, 2018 (the “License Agreement”). All terms used herein without definition shall have the meanings ascribed in the License Agreement.

1.	Pursuant to Section 6.2(g) of the License Agreement, by mutual agreement, CSMC, SYN and Licensee hereby agree to terminate the License Agreement as of the Termination Effective Date.

2.	From and after the Termination Effective Date, Licensee and/or SYN shall have no further obligations to CSMC under the License Agreement other than those obligations which survive termination and payment obligations as set forth below with respect to Patent Rights Prosecution.

3.	All unreimbursed Prosecution Costs incurred prior to the Termination Effective Date with respect to the Prosecution of the Patent Rights (the “Pre-Termination Prosecution Costs”) shall be paid by Licensee and/or SYN to CSMC’s patent counsel, Nixon Peabody LLP, within thirty (30) days of the Termination Effective Date and all Prosecution Costs incurred by CSMC after the Termination Effective Date with respect to the Prosecution of the Patent Rights shall be paid by CSMC.

4.	Licensee and/or SYN hereby agrees to provide reasonable assistance, as requested by CSMC, with respect to the preparation of a final clinical study report with respect to the investigator-sponsored Phase 2b clinical study of SYN-010 conducted by CSMC (the “Study”).

5.	Within thirty (30) days of the Termination Effective Date, Licensee and/or SYN agrees to transfer to CSMC the ownership of all Study drug in its possession, the cost of such transfer to be equally paid by SYN and CSMC.

6.	Within thirty (30) days of the Termination Effective Date, Licensee and/or SYN agrees to transfer to CSMC (i) copies of all files, documents and FDA correspondence contained in United States Investigational New Drug Application IND 12471; and (ii) copies of all other clinical and clinical reports related to the development of SYN-010 that aren’t included in the IND.

7.	Within thirty (30) days of the Termination Effective Date, Licensee and/or SYN shall return all of CSMC’s Confidential Information to CSMC.

8.	Within thirty (30) days of the Termination Effective Date, Licensee and/or SYN shall provide CSMC with copies of all data, including submissions to the United States Food and Drug Administration, obtained or generated by or on behalf of Licensee in the course of conducting research and developing Licensed Products and Licensed Technology Products using the Patent Rights and the Technical Information (the “Licensee Data”). CSMC hereby agrees to indemnify SYN and each of its officers, directors and employees (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind arising or resulting from CSMC’s use of such Licensee Data following the Termination Effective Date.

SYNTHETIC BIOLOGICS, INC.		SYNTHETIC BIOMICS, INC.

By:	/s/ Steve Shallcross	By:	/s/ Steve Shallcross
	Name: Steve Shallcross		Name: Steve Shallcross
	Title: Chief Executive Officer		Title: Chief Executive Officer

CEDARS-SINAI MEDICAL CENTER

By:	/s/ James D. Laur, JD
Name: James D. Laur, JD
Title: Vice President, Intellectual Property

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